SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

Filed by Registrant X
Filed by a Party other than the Registrant o

Check the Appropriate Box:

o        Preliminary Proxy Statement
X        Definitive Proxy Statement
o        Definitive Additional Materials
o        Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           SMITHWAY MOTOR XPRESS CORP.
                (Name of Registrant as Specified in its Charter)

               THE SMITHWAY MOTOR XPRESS CORP. BOARD OF DIRECTORS
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the Appropriate Box):
X        No fee required
o        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1) Title of each class of securities to which transaction applies:   N/A
                                                                           ----
     (2) Aggregate number of securities to which transaction applies:      N/A
                                                                           ----
     (3) Price per unit or other underlying value of transaction
         computed pursuant to Exchange Act Rule 0-11:                      N/A
                                                                           ----
     (4) Proposed maximum aggregate value of transaction:                  N/A
                                                                           ----
     (5) Total Fee paid                                                    N/A
                                                                           ----
o        Fee paid previously with preliminary materials                    N/A
                                                                           ----
o Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:                                           N/A
                                                                          -----
     (2) Form, Schedule or Registration Statement No.:                     N/A
                                                                          -----
     (3) Filing Party:                                                     N/A
                                                                          -----
     (4) Date Filed:                                                       N/A
                                                                          -----

                           SMITHWAY MOTOR XPRESS CORP.
                                 Rural Route #5
                             Fort Dodge, Iowa 50501

              -----------------------------------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 8, 1997

              -----------------------------------------------------


To Our Stockholders:

     The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Smithway Motor Xpress Corp., a Nevada Corporation (the "Company"), will be held at the Company's headquarters located at 2031 Quail Avenue, Fort Dodge, Iowa 50501, at 9:30 a.m. Central Time, on Thursday, May 8, 1997 for the following purposes:

        1. To consider and act upon a proposal to elect five (5) directors of the Company;

        2. To consider and act upon a proposal to ratify the selection of KPMG Peat Marwick LLP, as independent public accountants for the Company for the 1997 fiscal year; and

        3. To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

         The foregoing matters are more fully described in the accompanying Proxy Statement.

         The Board of Directors has fixed the close of business on March 10, 1997, as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Common Stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Returning your proxy now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so. The prompt return of your proxy may save the Company additional expenses of solicitation.

         All Stockholders are cordially invited to attend the Annual Meeting.

                                             By Order of the Board of Directors

                                             /s/ William G. Smith
                                             Chairman of the Board

Fort Dodge, IA  50501
April 8, 1997

                           SMITHWAY MOTOR XPRESS CORP.
                                 Rural Route #5
                             Fort Dodge, Iowa 50501

              -----------------------------------------------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 1997

              -----------------------------------------------------


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smithway Motor Xpress Corp., a Nevada corporation (the "Company"), to be used at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting"), which will be held at the Company's headquarters located at 2031 Quail Avenue, Fort Dodge, Iowa 50501, on Thursday, May 8, 1997, at 9:30 a.m. Central Time, and any adjournment thereof. All costs of the solicitation will be borne by the Company. The Company does not intend to solicit proxies other than by this mailing; provided, that directors, officers, and employees may solicit proxies by use of the mails or telephone without compensation other than their regular compensation. The approximate date of mailing this proxy statement and the enclosed form of proxy is April 8, 1997.

         The enclosed copy of the Company's annual report for the fiscal year ended December 31, 1996, is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

                               PROXIES AND VOTING

         Only stockholders of record at the close of business on March 10, 1997 ("Stockholders"), are entitled to vote, either in person or by valid proxy, at the Annual Meeting. Holders of Class A Common Stock are entitled to one vote for each share held. Holders of Class B Common Stock are entitled to two votes for each share held. On March 10, 1997, there were issued and outstanding 3,999,293 shares of Class A Common Stock, par value one cent ($.01), entitled to cast an aggregate 3,999,293 votes on all matters subject to a vote at the Annual Meeting, and 1,000,000 shares of Class B Common Stock, par value one cent ($.01), entitled to cast an aggregate 2,000,000 votes on all matters subject to a vote at the Annual Meeting. The Company has a total of 4,999,293 shares of Common Stock outstanding, entitled to cast an aggregate 5,999,293 votes on all matters subject to a vote at the Annual Meeting. The number of issued and outstanding shares excludes 225,000 shares of Class A Common Stock reserved for issuance to employees under the Company's Incentive Stock Plan (the "Plan"). Options covering an aggregate of approximately 110,000 such shares have been granted, and on March 10, 1997, approximately 46,500 of such shares were subject to vested but unexercised options. There are 25,000 shares of Class A Common Stock reserved for issuance under the Company's Outside Director Stock Plan. Of those shares, 3,000 are subject to vested but unexercised options. Holders of unexercised options are not entitled to vote at the Annual Meeting. The Company has no other class of stock outstanding. Stockholders are not entitled to cumulative voting in the election of directors.

         Any Stockholder may be represented and may vote at the Annual Meeting by a proxy or proxies appointed by an instrument in writing. If any such instrument in writing designates two (2) or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one is present, then that one may exercise all of the powers conferred by such written instrument unless the instrument shall otherwise provide. No such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from the date of its execution. Any
Stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by filing with the Secretary of the Company a revocation of the proxy, by delivering to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

         Other than the election of Directors, which requires a plurality of the votes cast, each matter to be submitted to the Stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         At the Annual Meeting, the Stockholders will elect five (5) directors to serve as the Board of Directors until the 1998 Annual Meeting of the Stockholders of the Company or until their successors are elected and qualified. In the absence of contrary instructions, each proxy will be voted for the election of William G. Smith, G. Larry Owens, Herbert D. Ihle, Robert E. Rich, and Terry G. Christenberry, all of whom are standing for re-election to the Board of Directors. William G. Smith, Marlys L. Smith, and G. Larry Owens, who together are entitled to cast over 50% of the eligible votes at the Annual Meeting, have indicated that they will vote for the named nominees, and assuming that they do, such nominees will be elected.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

         Information concerning the names, ages, positions with the Company, tenure as a director, and business experience of the Company's current directors and other executive officers is set forth below. All references to experience with the Company include positions with the Company's operating subsidiary, Smithway Motor Xpress, Inc., an Iowa corporation.

           NAME             AGE                                 POSITION                                 DIRECTOR
                                                                                                          SINCE
William G. Smith...........  57  Chairman of the Board, President, and Chief Executive Officer             1972
G. Larry Owens.............  59  Executive Vice President and Chief Financial Officer, Director            1996
Martin D. Smith............  47  Director of Operations                                                      -
Michael E. Oleson..........  45  Treasurer and Chief Accounting Officer                                      -
Daniel S. O'Brion..........  36  Director of Sales and Marketing                                             -
Herbert D. Ihle............  57  Director                                                                  1996
Robert E. Rich.............  65  Director                                                                  1996
Terry G. Christenberry       50  Director                                                                  1996

         WILLIAM G. SMITH has been employed by the Company since 1958, served as President since 1984, and as Chairman of the Board and Chief Executive Officer since January 1995. Prior to 1984, Mr. Smith served in various other executive management capacities. Mr. Smith is a past Chairman of the Iowa Motor Truck Association and currently serves on its executive committee. In addition, Mr. Smith serves on the Board of Regents of Waldorf College in Forest City, Iowa.

         G.  LARRY  OWENS  has  served as  Executive  Vice  President  and Chief
Financial Officer since joining Smithway in January 1993. Prior to joining Smithway, Mr. Owens spent twenty-five years in the banking industry, most recently from 1982 through 1992 as President of Boatmen's Bancshares' regional banks in Spencer and Fort Dodge, Iowa.

         MARTIN D. SMITH has served as Smithway's Director of Operations since 1989 and as Director of Administration from 1977 to 1989. Martin D. Smith is unrelated to William G. Smith.

         MICHAEL E. OLESON has served as Smithway's Controller since joining the Company in 1980 and in January 1995 was named Treasurer and Chief Accounting Officer. Prior to joining Smithway, Mr. Oleson was employed as an accountant with Mallinger Truck Line, Inc., in Fort Dodge, Iowa, from 1974 to 1980.

         DANIEL S. O'BRION has been Director of Sales and Marketing for Smithway since 1990 and served as a sales representative prior to 1990.

         HERBERT D. IHLE has been President and owner of Diversified Financial Services, a Minneapolis, Minnesota, management and financial services consulting firm, since 1989. From 1990 to 1992, Mr. Ihle served as Senior Vice President - Finance and Controller for Northwest Airlines, and from 1963 to 1989 served in various positions, including Executive Vice President - Finance, for Pillsbury Co. Mr. Ihle is also a director of Lutheran Brotherhood Insurance Company and serves as Chairman of the Board of Regents of Waldorf College in Forest City, Iowa.

         ROBERT E. RICH is a private investor and has been involved in the management of several privately owned farming and manufacturing companies since 1978. From 1967 through 1978, Mr. Rich served as Executive Vice President and Treasurer and a member of the Board of Directors of Iowa Southern Utilities. Mr. Rich is a certified public accountant. Mr. Rich also serves as a director of AmerUs Group and AmerUs Bank, Des Moines, Iowa, and Trinity Health Systems.

         TERRY G. CHRISTENBERRY has been the President and a director of Christenberry, Collet & Company, Inc. ("CCCO"), an investment banking firm located in Kansas City, Missouri, since its incorporation in June 1994. From September 1986 to June 1994, Mr. Christenberry was Executive Vice President and a director of H.B. Oppenheimer & Company, Inc., also an investment banking firm located in Kansas City, Missouri. Mr. Christenberry also serves as a director of OTR Express, Inc., a nationwide truckload carrier with common stock traded on the Nasdaq National Market.

MEETINGS AND COMPENSATION

         BOARD OF DIRECTORS. From the Company's June 27, 1996, initial public offering through the remainder of the fiscal year ended December 31, 1996, the Board of Directors of the Company met on three occasions. All directors attended in person or participated by telephone in the meetings of the Board of Directors and all of the meetings held by committees of the Board on which they served. Directors who are not employees of the Company receive $1,000 for each meeting of the Board of Directors attended by such director and, effective in 1997, $250 per committee meeting attended by the director. Non-employee directors also receive the annual option to purchase 1,000 shares of the Company's Class A Common Stock at 85% of the market price on the date of grant and are reimbursed for their expenses incurred in attending the meetings. See "Outside Director Stock Plan."

         COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors was formed June 27, 1996, and did not meet during 1996. Prior to such time, Mr. Smith made all decisions regarding executive officer compensation. Messrs. Ihle, Rich, and Christenberry serve on the Compensation Committee. This committee reviews all aspects of compensation of the Company's executive officers and makes recommendations on such matters to the full Board of Directors. The Compensation Committee had sole discretion to select participants, grant awards, and otherwise administer the Company's Incentive Stock Plan (the "Plan") prior to August 15, 1996, when the Plan was amended to conform with new rules issued by the Securities and Exchange Commission. See "Incentive Stock Plan." The Report of the Compensation Committee for 1996 is set forth below. See "Compensation Committee Report on Executive Compensation."

         AUDIT COMMITTEE. The Audit Committee, comprised of Messrs. Ihle, Rich, and Christenberry, was formed June 27, 1996, and did not meet during 1996. The Audit Committee makes recommendations to the Board concerning the selection of outside auditors, reviews the Company's financial statements, and reviews and discusses audit plans, audit work, internal controls, and the report and recommendations of the Company's independent auditors. The Audit Committee also considers such other matters in relation to the external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting.

         NOMINATING COMMITTEE. The Board does not maintain a standing nominating committee or other committee performing similar functions.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Mr. Christenberry has served on the Compensation Committee since the Company's initial public offering on June 27, 1996. He is not an officer or employee of the Company. Mr. Christenberry is the President and a director of CCCO, an investment banking firm that was retained by the Company in November 1994 to provide various financial advisory services in connection with the Company's initial public offering. The Company paid CCCO approximately $60,000 and $30,000 in financial consulting fees during 1995 and 1996, respectively. CCCO also received from the Company a fee of 1% of the total initial public offering proceeds, or $183,000. CCCO had not performed services for the Company prior to 1994. See "Certain Transactions" for additional disclosure of transactions between the Company and its directors and executive officers.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR DIRECTOR PRESENTED IN PROPOSAL 1.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation paid to the chief executive officer and the one other named executive officer of the Company whose total cash compensation exceeded $100,000 (the "Named Officers"), for services in all capacities to the Company for the fiscal years ended December 31, 1995 and 1996.

                                                SUMMARY COMPENSATION TABLE

                               Annual Compensation                  Long Term Compensation

                                                                             Awards          Payouts

                                                                     Restricted
Name and Principal                                  Other Annual       Stock      Options      LTIP        All Other
     Position         Year    Salary      Bonus     Compensation      Award(s)      (#)      Payouts     Compensation
William G. Smith,
 Chairman,
 President, and
 Chief Executive       1996   $300,000       -              -              -           -          -            -
 Officer               1995   $300,000(1)    -              -              -           -          -            -
G. Larry Owens,
 Executive Vice
 President and         1996    $82,000    $23,000           -              -           -          -            -
 Chief Financial       1995    $75,000    $22,500           -              -           -          -            -
 Officer

------------------------------------

(1)      Effective February 1995, Mr. Smith's salary was increased to $300,000 annually.

         The Company did not grant stock options or SARS to the Named Officers and no options were owned or exercised by the Named Officers during the fiscal year ended December 31, 1996.

         The Company does not have a long-term incentive plan or a defined benefit or actuarial plan and has never issued any stock appreciation rights.

EMPLOYMENT AGREEMENTS

         The Company currently does not have any employment contracts, severance, or change-in-control agreements with any of its executive officers. However, under certain circumstances in which there is a change of control, holders of outstanding stock options granted under the Plan may be entitled to exercise such options notwithstanding that such options may otherwise not have been fully exercisable. Similar rights could be extended to holders of additional awards under the Plan if any such awards were granted. See "Incentive Stock Plan."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee believes that the Company's executive officers, including the Named Officers, should be compensated at a level comparable to persons holding similar positions at peer companies, taking into account the relative size of the companies, responsibilities of the officers, experience, geographical location, and the relative performance of the Company and its peers, measured by stock performance, operating margin, and revenue and net income growth rates. In addition, the Compensation Committee will consider the attainment of specific goals that may be established for such officers from time-to-time. Corporate performance, measured by stock appreciation, is an important aspect of the executive officers' compensation given the stock ownership of Messrs. Smith and Owens and the stock options held by the other executive officers. The compensation of all executive officers, including the Chief Executive Officer, was established prior to the Company's initial public offering and prior to any meeting of the Compensation Committee. Accordingly, the Compensation Committee did not establish particular performance criteria upon which the compensation of any executive officer or the Chief Executive
Officer was based in fiscal year 1996. In 1997, the Compensation Committee initiated the process of designing an executive bonus program. It is presently contemplated that the bonus amount will be linked to corporate profits and all or a portion of the award may be in the form of Company stock.

                              Compensation Committee:

                              Herbert D. Ihle
                              Robert E. Rich
                              Terry G. Christenberry

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors, and greater than 10% stockholders are required by SEC regulation s to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that its officers, directors, and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the Company's preceding fiscal year.

STOCK PRICE PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                PERFORMANCE GRAPH FOR SMITHWAY MOTOR XPRESS CORP.

         The following graph compares the cumulative total stockholder return of the Company's Class A Common Stock with the cumulative total stockholder return of the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Trucking & Transportation Stocks commencing June 27, 1996, and ending December 31, 1996.

                            GRAPH WAS CENTERED HERE
                                IN PRINTED FORM

         The stock performance graph assumes $100 was invested on June 27, 1996, the date of the Company's initial public offering. The Company will not make or endorse predictions as to future stock performance. The CRSP Index for Nasdaq Trucking & Transportation Stocks includes all publicly held truckload motor carriers traded on the Nasdaq Stock Market, as well as all Nasdaq companies within the Standard Industrial Code Classifications 3700-3799, 4200-4299, 4400-4599, and 4700-4799.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

         The following table sets forth, as of March 1, 1997, the number and percentage of outstanding shares of Common Stock beneficially owned by each person known by the Company to beneficially own more than 5% of such stock, by each director and Named Officer of the Company, and by all directors and executive officers of the Company as a group. All share numbers are as of March 1, 1997, except Franklin Mutual Advisers, Inc., which is as of February 12, 1997, based upon its Schedule 13G filed with the Securities and Exchange Commission.

                               SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

                                                                      Amount & Nature
                                                                       of Beneficial
                                                                        Ownership(3)                  Percent of(1)
Title of Class          Name of Beneficial Owner(2)                                      Class A      Class B      Total
Class A Common                                                            1,138,514                                       %
Class B Common          William G. and Marlys L. Smith(4)                 1,000,000      28.5%          100%        42.8%
Class A Common          G. Larry Owens(5)                                   176,946       4.4%            -          3.5%
Class A Common          Martin D. Smith(6)                                    9,079        *              -           *
Class A Common          Michael E. Oleson(6) (7)                             11,956        *              -           *
Class A Common          Daniel S. O'Brion(6)                                 10,729        *              -           *
Class A Common          Herbert D. Ihle                                       1,000        *              -           *
Class A Common          Robert E. Rich                                        1,000        *              -           *
Class A Common          Terry G. Christenberry                                1,000        *              -           *
Class A Common          Franklin Mutual Advisers, Inc.                      450,000      11.3%            -          9.0%
Class A & Class B       All directors and executive officers              2,350,224      33.8%          100%        47.0%
Common                  as a group (8 persons)
---------------------------

*        Less than one percent (1%).

(1) The Company has both Class A and Class B Common Stock outstanding. All of the Class B Common Stock is owned by William G. and Marlys L. Smith. The Class A and Class B Common Stock are substantially identical, except with respect to voting rights. The Class A Common Stock is entitled to one vote per share. The Class B Common Stock is entitled to two votes per share so long as it is beneficially owned by William G. Smith or certain members of his immediate family. The Class B Common Stock converts automatically into Class A Common Stock if beneficially owned other than by such persons. The Smiths beneficially own shares of Class A and Class B Common Stock with 52.3% of the voting power of all outstanding voting shares, including the 190,000 shares over which Melissa Osterberg is voting trustee.

(2) The business address of William G. and Marlys L. Smith is 2031 Quail Avenue, Fort Dodge, Iowa 50501. The business address of Franklin Mutual Advisers, Inc. ("Franklin") is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. A Schedule 13G was filed on behalf of Franklin and its principal shareholders, Charles B. Johnson and Rupert A. Johnson, Jr. (the "Principal Shareholders"), and Franklin subsidiary Franklin Resources, Inc. The business address of the Principal Shareholders and Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94404.

(3) Includes 31,245, 5,045, and 29,510 shares of Class A Common Stock allocated to the Smiths', Mr. Owens', and other executive officers' accounts under the Company's ESOP, which was merged into the Company's 401(k) effective December 31, 1996.

(4) Includes 190,000 shares held in the name of Melissa Osterberg as voting trustee for the benefit of the Smith Family Limited Partnership. Melissa Osterberg is the daughter of William G. and Marlys L. Smith.

(5) Includes an option to purchase 25,000 shares granted to Mr. Owens under the Company's Incentive Stock Plan, 12,500 of which vest January 1, 1998, and 12,500 of which are fully vested. Includes 200 shares held as custodian for minor children under the Uniform Gifts to Minors Act, as to which beneficial ownership is disclaimed.

(6)  By ESOP allocation.

(7) Includes 2,254 shares granted to Mr. Oleson as a stock bonus under the Company's Incentive Stock Plan, 1,127 of which vest January 1, 1999, 563 of which vest January 1, 1998, and 564 of which are fully vested.

                                        6

                              CERTAIN TRANSACTIONS

          Prior to the Company's initial public offering, William G. Smith personally guaranteed obligations for revenue equipment. These guarantees were released after the offering.

         At December 31, 1996, William G. Smith owed the Company $22,000 and Mr. Smith's father, Harold C. Smith, owed the Company $44,000. These amounts do not bear interest.

         For additional information concerning certain transactions involving the Company's officers and directors, see "Compensation Committee Interlocks and Insider Participation."

                                   PROPOSAL 2
                    RATIFICATION OF SELECTION OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

         The Board of Directors has selected KPMG Peat Marwick LLP as independent certified public accountants for the Company for the 1997 fiscal year. KPMG Peat Marwick LLP has served as independent certified public accountants for the Company since December 1994. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting with an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2 TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY.

                              INCENTIVE STOCK PLAN

         In March 1995, the Company's Board of Directors and stockholders adopted the Plan to attract and retain employees and motivate them through incentives that are aligned with the Company's goals of increased profitability and stockholder value. Awards under the Plan were originally made by the Compensation Committee of the Board of Directors, which was comprised solely of "disinterested directors" as such term was used in former Rule 16b-3(c) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Effective August 15, 1996, the Board of Directors voted to amend the Plan to bring it into compliance with new Section 16 rules under the Exchange Act and rely on the new Section 16 rules as of that date. Accordingly, the Plan is presently administered by the Board of Directors and may be administered in the future by a committee if one is appointed by the Board of Directors. Nonemployee directors would compromise any committee that makes awards to executive officers, directors, or 10% stockholders. Awards may be in the form of incentive stock options, non-qualified stock options, restricted stock awards, or any other awards of stock consistent with the Plan's purpose. Decisions of the administrator are binding upon the Company and all participants. Participants in the Plan are selected by the administrator. The only grants made under the Plan to date were on March 1, 1995. Future grants may be made to any employees designated by the administrator.

         The administrator may amend the Plan but may not, without the prior approval of the stockholders, amend the plan to extend the period during which the options or awards may be granted or exercised, extend the term of the Plan, or increase the total number of reserved shares. The administrator may substitute new stock options for previously granted options. No awards of incentive stock options may be made after December 31, 2004.

         The Company reserved 225,000 shares of Class A Common Stock for issuance pursuant to the Plan. In 1995, the administrator awarded options covering 85,000 of such shares to eight of the Company's executive officers and other key employees at an exercise price of $9.50 per share. Such options become exercisable between January 1, 1996, and January 1, 2000, at the rate of 20% per year. In January 1997, the Company awarded an option covering 25,000 shares to a Named Officer at an exercise price of $8.875 per share. One-half of the option vested immediately and the other half vests on January 1, 1998. The price payable upon exercise of an option may be satisfied in cash or, in the administrator's discretion, with previously acquired shares of the Company's Class A Common Stock or vested but unexercised options (valued at the difference between the market price of the stock on the date of exercise and the exercise price). The market price of the stock as of March 3, 1997, was $93/8, which results in the stock underlying the options having a market value of approximately $1,031,250 at such date. In January 1997, the Company also granted a stock bonus of shares. The award vests 25% immediately, 25% on January 1, 1998, and 50% on January 1, 1999. Options or awards that expire unexercised, are forfeited, or are settled in exchange for tax withholding or in payment of the exercise price of other options, become available again for issuance under the Plan. The administrator may determine when and in what amounts future awards vest and options become exercisable. Terms of awards need not be the same for all participants.

FEDERAL INCOME TAX CONSEQUENCES FOR INCENTIVE STOCK OPTIONS.

         Awards may be in the form of incentive stock options, non-qualified stock options, restricted stock awards, or any other awards of stock consistent with the Plan's purpose. Options granted as incentive stock options ("ISOs") are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") for special tax treatment. Neither the grant of the ISO nor the exercise of the ISO by a participant ("Optionee") will result in the recognition of taxable income to the Optionee. However, the exercise of an ISO will result in an item of tax preference to an Optionee potentially subject to the alternative minimum tax. The ultimate sale or other disposition by the Optionee of the shares obtained upon exercise of the ISO will result in capital gain or loss equal to the difference between the fair market value on the date of sale and the exercise price. The Company will not have a deduction with regard to the ISO at the time of the grant, the exercise, or the ultimate sale of the shares.

         Notwithstanding the foregoing, if an Optionee sells or disposes of the shares prior to two years after the date of the grant of the ISO or one year after the date of the exercise, the Optionee will recognize compensation income on the sale to the extent the value on the date of exercise exceeded the exercise price. The excess of the amount received on the sale over the value on the date of exercise will be capital gain. In the case of such a disqualifying disposition of shares, the Company may deduct the amount of income recognized as compensation income. A person entitled to exercise the ISO after the death of an Optionee may sell the stock obtained on the exercise of an option at any time without regard to the normal holding requirements.

         In addition to the foregoing federal tax considerations, the exercise of an ISO and the ultimate sale or other disposition of the shares acquired thereby will in most cases be subject to state income taxation.

FEDERAL INCOME TAX CONSEQUENCES FOR NONSTATUTORY STOCK OPTIONS.

         An Optionee does not realize any compensation income upon the grant of a Nonstatutory Stock Option ("NSO"). Additionally, the Company may not take a tax deduction at the time of the grant. Upon exercise of an NSO, an Optionee realizes and must report as compensation income an amount equal to the difference between the fair market value of the securities on the date of exercise and the exercise price. The Company is entitled to take a deduction at the same time and in the same amount as the Optionee reports as compensation income, provided the Company withholds federal income tax in accordance with the Code and applicable Treasury regulations. In addition to the foregoing federal tax considerations, the exercise of an Option and the ultimate sale or other disposition of the shares of Class A Common Stock acquired thereby will in most cases be subject to state income taxation.

                           OUTSIDE DIRECTOR STOCK PLAN

         In August 1995, the Company's Board of Directors and stockholders adopted the Outside Director Stock Plan. Commencing with the 1997 annual meeting, and at each annual meeting thereafter, each non-employee director receives an option to purchase 1,000 shares of the Company's Class A Common Stock at 85% of the market price as of the meeting date (except for 1996, in which the exercise price was 85% of the initial public offering price). The term of each option is six years from the date of grant and each option vests on the first anniversary of the date of grant.

         STOCKHOLDERS ARE NOT BEING ASKED TO TAKE ACTION WITH RESPECT TO THE PLAN OR THE OUTSIDE DIRECTORS STOCK PLAN. THE SUMMARY PROVIDED HEREIN IS INFORMATIONAL ONLY.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 1998 Annual Meeting of the Stockholders of the Company must be received by the Corporate Secretary of the Company at the Company's principal executive offices on or before November 12, 1997, to be eligible for inclusion in the Company's proxy material related to that meeting. The inclusion of any such proposals in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                  OTHER MATTERS

         The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                                             Smithway Motor Xpress Corp.
                                             /s/ WILLIAM G. SMITH
                                             William G. Smith
                                             Chairman of the Board

April 8, 1997